Exhibit 99.1

Ares Capital Corporation Increases and Extends Its Revolving Credit Facility

Credit facility increased by $1.3 billion to $3.4 billion and maturity extended to 2024

NEW YORK, NY — April 2, 2019 — Ares Capital Corporation (“Ares Capital”) (NASDAQ:ARCC) announced today that it has increased its Revolving Credit Facility (the “Facility”) from approximately $2.1 billion to approximately $3.4 billion and extended the final maturity date by one year, to March 30, 2024. The Facility was led by JP Morgan, Bank of America Merrill Lynch, SunTrust Robinson Humphrey, BMO Capital Markets, MUFG Bank, Ltd. and Sumitomo Mitsui Banking Corporation and includes a total of 34 bank participants, nine of which are new lenders to the Facility.  Pricing and advance rates under the Facility remain unchanged.

“We are very pleased with the significant increase in commitments under this facility, which we believe demonstrates the confidence of our lenders in Ares Capital,” said Penni Roll, Chief Financial Officer of Ares Capital. “We appreciate the support of our bank group, especially our lead banks, as we continue to expand our available sources of financing.”

ABOUT ARES CAPITAL CORPORATION

Ares Capital is a leading specialty finance company that provides one-stop debt and equity financing solutions to U.S. middle market companies and power generation projects. Ares Capital originates and invests in senior secured loans, mezzanine debt and, to a lesser extent, equity investments through its national direct origination platform. Ares Capital’s investment objective is to generate both current income and capital appreciation through debt and equity investments primarily in private companies. Ares Capital has elected to be regulated as a business development company (“BDC”) and is the largest BDC by both market capitalization and total assets. Ares Capital is externally managed by a subsidiary of Ares Management Corporation (NYSE: ARES), a publicly traded, leading global alternative asset manager. For more information about Ares Capital Corporation, visit www.arescapitalcorp.com. However, the contents of such website are not and should not be deemed to be incorporated by reference herein.

FORWARD-LOOKING STATEMENTS

Statements included herein may constitute “forward-looking statements,” which relate to future events or Ares Capital’s future performance or financial condition. These statements are not guarantees of future performance, condition or results and involve a number of risks and uncertainties. Actual results and conditions may differ materially from those in the forward-looking statements as a result of a number of factors, including those described from time to time in Ares Capital’s filings with the Securities and Exchange Commission. Ares Capital Corporation undertakes no duty to update any forward-looking statements made herein.

CONTACT

Ares Capital Corporation

Carl G. Drake

or

John Stilmar

888-818-5298

irarcc@aresmgmt.com